Exhibit 10.26

PREPAID CARD ISSUER & PROGRAM MANAGEMENT AGREEMENT

This Prepaid Card Issuer & Program Management Agreement (the “Agreement”) dated as of December 11, 2014 (the “Effective Date”) is entered into by and between FiCentive, Inc., a Nevada Corporation,  whose address is 12500 San Pedro, Suite 120, San Antonio, Texas 78216 (“Program Manager”) and Metropolitan Commercial Bank, whose address is 99 Park Ave., New York, NY 10016 (“Issuer” and/or “Bank”).  Each may be referred to herein as a “Party” or collectively as “Parties”.
Whereas,                      Bank is a principal member of one or more Systems and is in the business of issuing Cards and establishing Settlement Accounts for the settlement of Card transactions; and
Whereas, Bank wishes to market and promote certain Cards to the public, as of means of gaining new Bank customers, increasing Bank deposits and increasing Bank fee revenues; and
Whereas,                      Program Manager is in the business of marketing prepaid, stored value or payment cards and implementing programs to consumers and corporations that include the distribution and usage such cards and can provide services, either directly or through subcontractors, to support Card Programs; and
Whereas, Bank desires to retain Program Manager to market, offer and support Card Programs approved by Bank, using Cards issued by Bank; and
Whereas, Program Manager desires to market Programs with Cards issued by Bank and to provide support services for such Programs on behalf of Bank, bearing the Mark of one or more Systems, to consumers subject to the terms and conditions hereof;
Now, therefore, in consideration of the mutual covenants and conditions hereinafter set forth, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I – DEFINITIONS

SECTION 1.1                                Definitions
Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ACH” means the Automated Clearinghouse network, governed by the rules of NACHA - The Electronic Payments Association (“NACHA”).  Program Manager and Bank agree to follow all rules and regulations of NACHA.
“Applicable Law” means any federal, state, or local law, rule, regulation, ordinance or requirement related to this Agreement, the Program and the Program services.
“Bank” shall have the meaning set forth on page 1 of this Agreement.
“BIN” means bank identification number and is a number assigned to Bank by a System for the purposes of identifying and routing Transactions.
“Business Day” means the active banking days as designated by the Federal Reserve Bank of New York, New York excluding Saturday, Sunday and specified holidays.
“Card” means any stored value, prepaid, payment or account access device or number issued by Bank under authority from one or more electronic payment networks.  For purposes of this Agreement, a Card does not include any credit card or product that accesses credit.
“Cardholder” means (i) a person who is issued a Card, and/or (ii) is authorized to use the Card to make a Transaction.
“Cardholder Agreement” means the agreement between Bank and a Cardholder governing the terms and conditions applicable to the use of a Card.
“Cardholder Funds” means all funds received by Bank for loading or reloading to a Card including, without limitation, all funds held in a Cardholder Funds Account.
“Cardholder Funds Account” means a pooled custodial Deposit Account, as more fully described in Section 3.7(d)(i) herein.
“CIP Criteria” shall have the meaning set forth in Section 3.3(c).
“Customer” means the business or entity that generally is initially solicited by Program Manager for participation in the Program and, upon acceptance, participates in the Program as a Program Affiliate of Program Manager pursuant to the requirements of Schedule B hereto. Program Manager will be responsible for the funding source and related Card load Program Affiliates for the Cards issued pursuant to the Program.
“Customer Service Center” means Program Manager’s, or Program Affiliate’s customer service centers, which provide Cardholder assistance and service to both the Customer and all Cardholders, pursuant to this Agreement and the Cardholder Agreement.
“Deposit Accounts” Program Manager or Bank-controlled general ledger or demand deposit accounts established at Bank’s direction at Bank and/or Bank-approved FDIC insured financial institution accounts held by contract with or at the direction of Bank as needed by the Program and only for the purpose of facilitating the Program, including, without limitation, those Deposit Accounts described in Section 3.7(a) herein.  Throughout this Agreement, the reference to an “Account” or “Accounts” shall be deemed to reference the singular or plural accounts actually established by Bank for the Program.

“Effective Date” shall have the meaning set forth on page 1 of this Agreement.
“Fee and Interchange Account” means a Deposit Account established with Bank as more fully described in Section 3.7(a) herein.
“Governmental Requirements” means collectively all statutes, codes, ordinances, laws, regulations that may apply to Cards, and all related rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies).
“Graphic Standards” means all standards, policies, and other requirements adopted by a System or Bank from time to time with respect to use of their Marks.
“Issuer” shall have the meaning set forth on page 1 of this Agreement.
“Legal Requirements” means collectively all Applicable Law, Governmental Requirements, the Rules and any rules, orders and regulations issued by the Regulatory Authorities.
“Mark” means the service marks and trademarks of a System or Bank, including but not limited to, the names and other distinctive marks or logos, which identify a System or Bank.
“Minimum Monthly Transaction Fees” shall have the meaning set forth in Section 3.2.
“Net Revenues” shall have the meaning set forth in Section 3.7(g).
 “PCI” means Payment Card Industry.
 “Processing Services” means those services which are necessary to issue and service a Card and for the processing and Settlement of a Transaction in accordance with this Agreement, Governmental Requirements, Rules, and any Regulatory Authority.
“Processor” means the Bank approved and registered business, also known as Third Party Processor (“TPP”), that Program Manager retains to perform Processing Services under this Agreement, as set forth in Schedule B. Program Manager shall obtain Bank’s approval for any TPP and retains all responsibility and liability to Bank for actions of the Processor pursuant to the terms and conditions of this Agreement, including the liability and indemnification provisions herein.  Processor shall be deemed a Program Affiliate of Program Manager pursuant to this Agreement.
“Program” means a system of services approved by Bank and operated in accordance with the “Program Guidelines” incorporated herein by reference, under which a specific list of Cardholders subject to a Cardholder Agreement utilizes a Card to submit Transactions into a System utilizing a Settlement Account to access Cardholder Funds. This Agreement contemplates that Program Manager may be permitted by Bank to offer multiple Programs hereunder, each subject to the terms hereof and the prior written approval of Bank.
“Program Affiliates” means the Customers, clients, employers, co-branders, retailers, sales and marketing agents, Cardholder Funds load agents, TPP, third party service providers, and any other parties that the Program Manager contracts with for the purpose of marketing, selling, promoting, producing, processing or otherwise facilitating the Program and the management and distribution of the Card and/or Card Product.
“Program Manager” means the entity, which for purposes of this Agreement is identified on page 1 of this Agreement, that is responsible for day-to-day management of the Program and Cardholder services, including actions by Program Affiliates and their employees, officers, agents, TPP or service providers on behalf of Program Manager including, but not limited to, this Agreement, the Processing Services and all policies, procedures, marketing collateral and related Program functions incorporated into this Agreement, as specified in Section 2.1 hereof.
 “Program Materials” means all materials and methods of marketing used by Program Manager in connection with the Program(s) governed by this Agreement including, without limitation, web sites, advertisements, brochures, telephone scripts, applications, Cardholder Agreements, and similar materials which are used to communicate information to Customers or Cardholders in any medium.
“Program Outline” means the document submitted by Program Manager to Bank outlining a Program concept for inclusion as an approved Program.
“Program Revenue” means all income and other Cardholder fees and revenues generated or accrued by a Cardholder’s use of a Card or participation in a Program, including without limitation, all funds held in a Program Manager Revenue Account.
“Program Manager Revenue Account” means a Deposit Account established to receive Program Revenue due to Program Manager from Cardholder fees and interchange Settlement and other sources, as further described in Section 3.7(a)(iv) herein.
“Regulatory Authority” means, as the context requires and as they may have jurisdiction over one or more Parties to this Agreement:  any System; any state agency that regulates financial institutions, including Money Services Businesses (MSBs); the Federal Deposit Insurance Corporation; the New York State Department of Financial Services; the Board of Governors of the Federal Reserve System; the Federal Trade Commission; the Securities and Exchange Commission; the Internal Revenue Service; the Consumer Finance Protection Bureau (CFPB); and any other federal or state agency having jurisdiction over or responsibility for protecting the interests of the Bank, Program Manager, Cardholders or Processors, as applicable.
“Reserve Account” means a Deposit Account as directed by Bank, as further described in Section 3.7(a)(ii) herein.

“Rules” means the by-laws and operating rules of any System, NACHA or the published policies and procedures of Bank, including without limitation, Bank’s anti-money laundering compliance program, as promulgated by Bank’s Board of Directors in good faith to ensure the continued safety and soundness of Bank.
“Settlement” means the movement and reconciliation of funds between Bank and System members in accordance with the Rules.
“System” means any electronic payment network for transmitting items and Settlement thereof of which Bank is a member, as set forth on Schedule B.
“Transaction” means using a Card to do any of the following:  (i) to make a purchase; (ii) to obtain a credit for a previous purchase; (iii) to obtain cash from a terminal or automated teller machine (“ATM”); (iv) to make a bill payment or other payment to a third party; (v) to transfer value to another card or account; (vi) to load the initial funds to a Card account; (vii) to add further funds or to “reload” a Card account, as more fully described in Section 3.7; or (viii) to withdraw funds from a Card account.
“Transaction Fees” shall have the meaning set forth in Section 3.2(b).
“Transit” means the Cardholder Funds received by Bank or an entity approved by Bank, which Bank has agreed may transmit funds for the Program in the normal course of business.

ARTICLE II – GENERAL DESCRIPTION OF PROGRAMS

SECTION 2.1                                Purpose
Bank hereby appoints Program Manager as Bank’s authorized agent, delegate and representative to (i) market, offer and sell Cards, and other related products as agreed in writing by the Parties from time to time, that meet Bank requirements; (ii) develop, market and offer Programs that utilize Cards; and (iii) perform such services hereunder to support the Cards and Programs including loading of funds to cards and all functions necessary to provide processing and settlement for prepaid cards, solely in accordance with the terms of this Agreement.

ARTICLE III - DUTIES OF PROGRAM MANAGER

SECTION 3.1                                Management
Program Manager agrees as follows:
(a)      Program Manager agrees that the scope of this Agreement shall be limited to the Bank’s formally accepted and approved Program(s) registered by Bank with the System(s) on behalf of Program Manager and listed on the attached Schedule A, as amended from time to time.  Any Program documents specified in a Program Outline provided by Program Manager shall be approved in writing by Bank and incorporated herein pursuant to the terms and conditions of this Agreement and include the additional documents and correspondence submitted and registered comprising the Program(s) which by its submission in any form to Bank by Program Manager shall be inclusive of and a part of Schedule A. Additional services may be added to the Program(s) by Bank approved documents submitted by Program Manager and accepted in writing by Bank.  Program Manager may directly provide or receive any additional services outside the scope of this Agreement from any third party if: (i) its receipt of such service does not conflict, interfere with, and/or limit Bank’s ability, reputation, risk, or right to provide the services provided for in this Agreement; (ii) it specifically meets and conforms to all Rules and Regulations; and (iii) it meets all requirements within the terms and conditions of this Agreement. Program Manager shall be responsible for all costs and services from any third party entity contracted by or providing service to Program Manager for the Program(s) pursuant to this Agreement.  A Program Outline is only finalized by signatures of both Parties.
(b)      Program Manager has reviewed and agrees to abide by Bank’s underwriting guidelines for Cardholders and Program Affiliates attached hereto as Schedule B. Program Manager agrees to abide by these underwriting guidelines at all times and acknowledges that in the event a Program Affiliate requires Bank’s approval, as described in Schedule B, information regarding such Program Affiliate shall be disclosed in advance and written approval will be sought from Bank for such Program Affiliate prior to engaging in any services with Program Affiliate.  Program Manager agrees that all documents required pursuant to Schedule B shall be maintained by Program Manager in accordance with all confidentiality and review provisions herein.
(c)      Any Customer Service Center providing services by a Program Affiliate to Cardholders must be certified and approved by Bank pursuant to Schedule B.
(d)      Any Program Affiliate retained by Program Manager in connection with any of the Programs shall be in accordance with the Guidelines set forth in Schedule B.

SECTION 3.2                                Marketing
(a) Program Manager, at its sole expense, may from time to time develop Programs and promote and market Cards, Programs and other products to prospective customers, in accordance with this Agreement.  Any products or services related to the operation and servicing of the Cards issued pursuant to the Program shall be subject to the approval of the Bank.  Program Manager shall have the right to offer other products or services to Cardholders, provided that any marketing materials referencing any such other products or services shall be subject to the approval of the Bank, such approval not to be unreasonably withheld, conditioned or delayed.  All Card products related to the operation and servicing of the Cards and Programs, together with any promotions, marketing materials, Card design, and use of Marks related thereto, are subject to prior approval by Bank and System prior to use, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that Bank shall use commercially reasonable efforts to determine the suitability of any Card products and Programs, together with any promotions, marketing materials, Card design, and use of Marks related thereto within three (3) business days of receipt of such request in writing and the materials.  Bank shall be identified on all marketing material for Cards and Programs contemplated in this Agreement.  Program Manager shall ensure all Card products and Program materials incorporating the Marks comply with all Graphic Standards provided by Bank.  Subject to the terms and conditions of this Agreement, Bank acknowledges and agrees that (i) Program Manager shall have the right to offer other products and other cards and accounts to Cardholders from time to time and (ii) marketing materials related to the Program may include references to other products offered by or through Program Manager provided that there is a clear disclaimer in any such marketing materials that the Bank does not provide or endorse any such other products, subject to review and approval by Bank of such disclaimers within three (3) business days of receipt of such request in writing and the materials. However, non-receipt of any approval due hereunder within the above-indicated time frames shall not constitute an approval.

(b) Program Manager commits that its marketing efforts will generate sufficient volume to result in minimum monthly transaction fees to Bank (the “Transaction Fee”), along with any additional fees and terms set forth in the attached Schedule C Term Sheet. Program Manager acknowledges that Bank has relied on such representation in determining whether to develop the Program. Based on these representations, beginning ninety days after on the first day of the month immediately following the funding of the first commercially active Cardholder account occurs (i.e., not a test account), Bank will deduct from monthly Program Revenues the minimum monthly Transaction Fees set forth in the attached Schedule C Term Sheet (the “Minimum Monthly Transaction Fees”) to determine Net Revenues. Program Manager agrees to pay any negative Net Revenue balance on a monthly basis.
(c) Program Manager will ensure that neither its employees nor its agents will solicit the marketing of Card products outside of the United States, which is strictly prohibited.

SECTION 3.3                                Approval of Cardholders
Program Manager shall:
(a)Program Manager shall be responsible for accepting and processing applications to become a Cardholder in accordance with the Rules and Applicable Law and based on Bank-approved criteria, terms, and conditions used by Program Manager, including Program Manager’s and Bank’s Anti-Money Laundering Compliance Program that shall at all times comply with the Rules and Applicable Law.
(b)      Approval of applications for Cardholders shall be contingent upon the applicant also meeting Bank’s underwriting criteria as specified in Schedule B to this Agreement. Program Manager shall be responsible directly or through its agent for Office of Foreign Assets Control (“OFAC”) verification and compliance with all related Rules and Regulations.  Such OFAC verification shall be conducted at intervals no less than the time frames set forth in Schedule B for all Cardholders.
(c)      Program Manager, within five (5) Business Days after requested by Bank and in Program Manager’s proprietary format, will provide reports to Bank indicating compliance or non-compliance with the established criteria as set forth in Sections 3(a) and (b) and Schedule B (collectively, the “CIP Criteria”); Bank reserves the absolute right to immediately cease any or all Card issuance under the Program for identified violations of this Section 3.3, and to suspend all Card issuance pending validation of correction regarding the violation of this Section 3.3.  Any material breach of or material failure by Program Manager to comply with this Section 3.3 shall be considered a material default as defined within the cure provisions and termination for cause provisions of this Agreement.

SECTION 3.4                                Printing of Cards and Cardholder Agreements
Bank shall, in consultation with Program Manager, at all times review and approve the terms and conditions, including any applicable fees, charged with respect to all Cards issued hereunder.  Bank shall be the contracting party under all Cardholder Agreements and shall enter into a Cardholder Agreement with each Cardholder introduced to Bank by Program Manager.  The relationship with each Cardholder shall be owned jointly by Bank and Program Manager.  All Cards and Cardholder Agreements shall identify Bank as the Issuer of the Cards and shall include Program Manager’s “[Card Name] Card” trademark and/or graphics.  All Cards shall include such other names, Marks, and disclosures as may be required to conform to Governmental Requirements, Regulatory Authority, and Rules.
The terms and conditions contained in the Cardholder Agreements shall be determined by Bank in consultation with Program Manager and may be amended by Bank, from time to time, in consultation with Program Manager.  Program Manager, at its sole expense, shall be responsible for printing and distributing the Cardholder Agreement and any amendments thereto to Cardholders as reasonably directed by Bank in consultation with Program Manager.  In addition, Program Manager shall ensure the secure shipping and storing of Cards in compliance with applicable Systems Rules.

SECTION 3.5                                Access to Program Documents and Information
Bank shall have access to all information and documents it reasonably requests with regard to any activity contemplated by this Agreement in Program Manager’s proprietary format(s).

SECTION 3.6                                Processing Services
Program Manager, at its sole expense, shall provide for Processing Services. Any processor retained by Program Manager to provide Processing Services must be approved in advance by Bank,and such approval not to be unreasonably withheld, conditioned or delayed.  Bank agrees that FiCentive, Inc. is an approved processor, along with the additional approved processors listed on Schedule B and further agrees to register FiCentive, Inc. with the System as a processor with the designation of TPP and or TPS.

SECTION 3.7                                Account Obligations and Reserve Account
(a)  Program Manager shall cooperate with Bank to open such Deposit Accounts pursuant to Bank policies and procedures as are necessary for the Bank to provide the services outlined in this Agreement.  The Deposit Accounts will be reconciled by Bank as set forth in this Agreement. The Bank shall not charge Program Manager any fees for the Deposit Accounts.  Bank will allow for a balanced ACH formatted file to move amounts between bank owned Deposit Accounts. Unless otherwise identified in Schedule F the Deposit Accounts to be opened are:

i.
Cardholder Funds Account, a pooled account to hold Cardholder Funds to fund Transactions pursuant to this Program, which shall be established as a custodial account for the active balances held by Cardholders on their Cards, which shall be reconciled daily and shall receive all loads or funding to the Cards, regardless of the source of the load;

ii.
Reserve Account, a noninterest bearing account to hold funds to cover losses, and/or fund shortages within the Program as described in this Agreement, as well as daily Settlement of adjustments to or from the Card accounts including, but not limited to, the payment by the Systems of credits from chargebacks;

iii.
Fee and Interchange Account, which shall be established to receive on a daily basis Program Revenue due to Program Manager from Cardholder fees and net interchange Settlement and other sources, (net interchange being interchange revenue net of interchange expenses), which shall be disbursed as set forth in subsections 3.7 (a) (iv) and 3.7(j) herein; and

iv.
Program Manager Revenue Account, which shall be funded weekly on Monday for each preceding week (or if such Monday is not a Business day, the next Business day) with the balance from the Fee and Interchange Account(s) and the remainder at the end of month net of Bank fees, pass throughs and other expenses described in Schedule C  and in accordance with Section 3.7(j) for such month.  The Program Manager Revenue Account shall be owned and controlled by Program Manager.

v.	Settlement Account, to facilitate net Settlement with the System for System initiated transactions
vi.	Operating Account, to facilitate Program Manager’s card load activity (non-System)

(b)           The Cardholder Funds Account will be funded daily and will occur as follows:  (i) funding initiated by or at the direction of a cardholder, (ii) through third party licensed money transmitters, ACH or other electronic means, (iii) to a third party funds processor, (iv) to Bank.  Funding will be in an amount equal to the active dollar amount loaded by or on behalf of Cardholders and available to Cardholders for spending, and such funds shall be held in the Cardholder Funds Account.  Program Manager will be responsible for supervising and managing all such daily funds flow process as depicted in Schedule F.

(c)      On each Business Day during the term of this Agreement, the applicable System will debit or credit the Settlement Account for the net funds required for Settlement with the System for Transactions, offset by:  (i) funds received from the System for merchandise returned by Cardholders; (ii) network initiated loads; and (iii) any other credits received from the System that are due to Cardholders on such Business Day. In the event Bank off-sets from the Reserve Account, Program Manager shall deposit, within two (2) Business Days, funds equal to the amount of off-set to return the Reserve Account to the pre off-set balance.

(d)      On each Business Day during the term of this Agreement, the Cardholder Funds Account shall be credited for the following:  (i) funds received by approved Program load formats; (ii) currency for deposit to the Cardholder Funds Account(s); and (iii) any other credits due to Cardholders.  Program Manager will be responsible for overseeing and managing all such credits.

(e)      Program Manager represents and warrants that the Cardholder Funds Account will be at all times appropriately funded by deposits or funds in transit in an amount that is no less than 100% of the total amount of currency represented as active and available to Cardholders of the current day’s balances of Cardholder Funds.  Program Manager will be responsible for overseeing and managing such funding. Program Manager shall be responsible for any failure of the Cardholder Funds Account to be fully funded not caused by Bank or its agents or third party contractors. In the event of any such failure, Program Manager shall, within one (1) business day after receiving notice of such failure, fully fund any shortfall in the Cardholder Funds Account.

(f)      Bank shall establish, and Program Manager shall fund, a “Reserve Account” for deficits in the Program including, but not limited to, potential over limits, negative balances, fraud, disputes or System charges, controlled by Bank and held on behalf of Program Manager, as an account based upon the Bank’s due diligence and compliance risk review.  Such account shall be funded prior to the inception of any services with the amount as determined below.  Program Manager agrees that Program Manager’s failure to timely pay any material amounts due to Bank hereunder and the failure to establish or maintain sufficient funds in a Reserve Account constitutes a failure to perform in a material respect Program Manager’s obligations to Bank and triggers Bank’s right to terminate under Section 10.2, subject to a reduced cure period of no more than ten (10) Business Days.  In no case shall the Reserve Account be funded with less than:

Fifty thousand dollars ($50,000) or 1% of the daily average balances of Cardholder Funds outstanding during the immediately preceding calendar quarter, whichever is greater,
Plus
the average daily “funds in transit” volume based on prior three months. For purposes of this Agreement, “Funds in Transit” shall include funds committed to Cardholders including funds loaded at retail locations that have not yet been received by the Bank but will not include funds received by ACH and will not include FiCentive initiated loads that have been prefunded from the “Operating Account” defined in Section 3.7(a)(vi). Notwithstanding the foregoing, funds from ACH transactions will not be made available to consumers until the transaction posting date.
(g)      The Reserve Account shall be funded in accordance with Subsection 3.7(f) above; and if not funded according to Subsection 3.7(f) above, Bank reserves the right to delay indefinitely the launch of the corresponding Program for Program Manager.  In addition, the Bank may, in its sole discretion, either terminate the Agreement pursuant to Section 3.7(f) or may elect to immediately suspend the issuance of any new Cards to Cardholders in the event of a default by Program Manager in funding of the Reserve Account.  If Program Manager does not pay any sums due under this Agreement within the time period designated in the notice and as required by this Agreement, and if Bank does not immediately exercise its right to terminate this Agreement, Bank may charge and Program Manager will pay, a late fee of one and one-half percent (1.5%) per month on the balance outstanding or the highest amount allowed by law, whichever is lower.

(h)      Program Manager shall require the Processor, on a daily basis and in Program Manager’s proprietary format, to provide to Bank written or electronic reports in a manner reasonably acceptable to Bank showing the total of funds and/or credits due from Program Manager to Cardholders, the previous day’s balance of Card Accounts and Cardholder Funds, including, but not limited to, those reports described on Schedule E, a list of all posted transactions for the prior day, a list of all cardholders including CIP information and status of the account, and a summary of total credits to and debits from cards (including fees) grouped by transaction type.

(i)      Such written or electronic reports shall also contain any other information reasonably requested by Bank for services relating to the Agreement or as may be required to conform to the Rules and Legal Requirements.

(j)  Subject to receiving appropriate reporting from Program Manager and Processor, Bank shall provide a monthly electronic statement, no later than the 10th Business Day of each month showing the following information for the preceding calendar month:  (i) total Program(s) Revenues for the Program(s) during the immediately prior month (the “Invoice Period”); (ii) all Interchange received by the Bank during the Invoice Period; (iii) Transaction Fees deducted by Bank as set forth in Schedule C attached hereto for Transactions occurring during the Invoice Period, or the Monthly Minimum Transaction Fees, whichever is higher; (iv) any outstanding expenses assessed or passed through by Bank to Program Manager for the Invoice Period, as set forth in Schedule C attached hereto and (v) the remaining amount of Net Revenues held by Bank for the Invoice Period. As compensation for services provided pursuant to this Agreement, Bank shall deposit said Net Revenues to Program Manager's Revenue Account no later than the Business Day following Program Manager's receipt of the statement each Invoice Period.  If Net Revenues in any given Invoice Period are negative, Bank will withdraw said Net Revenues from the Program Manager's Revenue Account or Reserve Account on the 10th Business Day following Program Manager's receipt of the statement for such Invoice Period.  Program Manager will be solely responsible for paying any other costs of the Cards and Programs from either (a) the up-front purchase fees, and/or  (b)  the Net Revenues, including but not limited to, processor's fees, marketing costs, operational costs, Card losses, etc.

(k)  If this Agreement is Terminated (as defined below) for any reason, the Reserve Account shall be maintained for a period of ninety (180) days from the date of the last Transaction under this Agreement, provided, however that the amount to be maintained in the Reserve Account from and after the date of Termination (as defined below) shall be the amount calculated in accordance with Subsection 3.7(f) without regard to any stated minimum dollar amount set forth in Subsection 3.7(f).  Following this ninety (180) day period, the Reserve Account will be terminated and the balance in the Reserve Account, if any, shall be paid to Program Manager within ten (10) Business Days.  For purposes of this Subsection 3.7(k), “Terminated” or “Termination” means that (i) a written notice of termination has been delivered be either Party to the other Party pursuant to this Agreement, (ii) no new Cards are being issued pursuant to the Program, (iii) no loads into Card accounts are being accepted pursuant to this Agreement, and (iv) Program Manager and Bank are winding-down the Program.

(l)   Program Manager will not at any time during the term of this Agreement, or until all amounts due under this Agreement have been paid in full, grant or pledge any security interest in or lien in the Reserve Account to any person or entity without the prior written consent of Bank, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 3.8                                Error Resolution
Program Manager agrees to resolve, in accordance with the applicable Rules and Applicable Law, all alleged errors or unauthorized Transactions with respect to any Transactions performed or attempted to be performed in accordance with or under this Agreement.  In particular, Program Manager agrees, upon written notification by Bank, any Customer or any Cardholder of a complaint or allegation, to obtain any and all documentation or data required to resolve the matter and reasonably investigate the allegations, advise Bank of the results of the investigation in writing and provide an audit trail of information pertinent to the matter, all within any timeframes required by the Rules of any applicable System and Applicable Law, but in no event later than such time as may be required by Applicable Law or the Rules of any applicable System after Bank, any Customer or any Cardholder has provided Program Manager with written notice of the complaint or allegations.

SECTION 3.9                                ACH Services
Program Manager is solely responsible for all ACH “origination” services required for the functioning of the Program.  Program Manager acknowledges that ACH origination services of Bank require a separate and independent agreement with Bank. In the event Bank performs services as Originating Depository Financial Institution (“ODFI”), such services require a separate and independent agreement with Bank and such services shall be performed based upon the separate terms, conditions and service pricing for such services.

Bank will act as Receiving Depository Financial Institution (“RDFI”) for receipt of all Cardholder Funds.  Bank’s duties and obligations related to ACH services of Program and for Program Manager are limited solely to ACH rules and regulations which are defined within the operating rules of NACHA. Bank will provide Program Manager all daily originations received by Bank by 8 am CST each banking day and in a NACHA formatted file via secure FTP. Program Manager agrees to provide Bank all ACH returns by 2 pm CST via secure FTP each banking day. Bank will process any Program Manager initiated ACH returns on the same day that they are received by the Bank from Program Manager. Notwithstanding the foregoing, Bank will make a good faith effort to meet the indicated time frames, but failure to do so will not constitute an event of default under this Agreement.

Program Manager agrees to perform, and to direct all Program Affiliates to perform all services relative to Bank RDFI functions in accordance with all Legal Requirements.

Program Manager shall be financially responsible for all Cardholder Funds in Transit with approved Program Affiliates, and Program Manager’s contracts with Program Affiliate load networks shall reflect appropriate controls and indemnification regarding such activity.  Notwithstanding anything to the contrary in this Agreement, Bank shall not be responsible under any circumstance other than its negligent or intentional acts or omissions for misdirected Cardholder Funds through any load network of the Program and all such load networks or related services shall be Program Affiliates.  Examples of Bank-approved entities for the purpose of transmitting Cardholder Funds under this Agreement are approved correspondent banks, the Federal Reserve, or approved Program Manager load networks (examples include, but are not limited to, Western Union, Green Dot, InGo Money, Money Gram, MasterCard Repower, Ready Link, Precash) to be delivered electronically for the benefit of Cardholder Card accounts.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PROGRAM MANAGER AND BANK

SECTION 4.1                                Representations and Warranties of Program Manager
Program Manager represents and warrants to Bank as follows:
(a)      Program Manager has the full right, power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement and other agreements which must be executed to effect the services contemplated herein.
(b)      No consent or approval of any third party is required for the valid execution, delivery and performance of this Agreement by Program Manager.
(c)      Except as otherwise disclosed, neither Program Manager nor, to the knowledge of the Program Manager, any principal of Program Manager has been subject to the following:
(i)	Criminal conviction (except minor traffic offenses and other petty offenses);
(ii)	Any unpaid Federal or state tax lien;
(iii)
Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, federal or state bank regulator, or any other state or federal regulatory agency; or

(iv)	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Program Manager or any principal thereof.
For purposes of this subparagraph, the word “principal” shall include any person directly or indirectly owning ten percent (10%) or more of Program Manager, any officer or director of the Program Manager or any person actively participating in the control of Program Manager’s business. The Bank hereby reserves the right to order litigation reports on such principals as part of its due diligence process.

 (d)                 There is not pending or threatened against Program Manager, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely effect the continuing operations of Program Manager or their ability to perform its obligations under the Agreement.  Attached to this Agreement is a list and brief description of all such pending lawsuits in which Program Manager is a party (see Schedule D).
(e)      Program Manager has delivered to Bank complete and correct copies of its balance sheets and related statements of income and cash flow.  Program Manager's financial statements, subject to any limitation stated therein, which have been or which hereafter will be furnished to Bank, will fairly represent the financial condition of the Program Manager.
(f)      Program Manager agrees that, at Bank’s sole discretion and cost (except as otherwise provided in Section 8.2 herein), Bank, its authorized representatives, or agents and any government entity with regulatory or supervisory authority over Bank (collectively the “Auditing Party”), on a confidential basis shall have the right to inspect, audit, and examine all of Program Manager's facilities, records and personnel relating to the Program at any time during normal business hours upon prior written reasonable notice.  The Auditing Party shall have the right to make abstracts from Program Manager’s books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement, and Program Manager shall make all such facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Auditing Party for the purpose of conducting such inspections and audits.
(g)      Program Manager is in compliance with all applicable federal, state and local laws, regulations, rules and administrative orders which are applicable to Program Manager, the Program and the Cards.
(h)      Program Manager has obtained and is in compliance with all licenses, permits, memberships, consents and authorizations required to perform all its obligations under this Agreement and other agreements which must be executed to effect the services contemplated herein. Program Manager will not facilitate the processing of loan payments on behalf of lenders in any of their Programs with Bank exclusively with card.
(i)      Program Manager is validly existing and in good standing under the laws of the state of its formation and is authorized to conduct business as contemplated in this Agreement in each state in which the nature of the Program Manager’s activities hereunder makes such authorization necessary.
(j)      Program Manager shall abide by the requirements of 41 CFR 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans.
(k)      Program Manager shall abide by the requirements of 41 CFR 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

SECTION 4.2                                Representations and Warranties of Bank
Bank represents and warrants to Program Manager as follows:
(a)      Bank has the full right, power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement and other agreements which must be executed to effect the services contemplated herein.
(b)      No consent or approval of any third party is required for the valid execution, delivery and performance of this Agreement by Bank.
(c)                 There is not pending or threatened against Bank, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely effect the continuing operations of Bank.
(e)      Bank is in compliance with all applicable federal, state and local laws, regulations, rules and administrative orders which are applicable to Bank, the Program and the Cards.
(h)      Bank has obtained or will obtain and is or will be in compliance with all licenses, permits, memberships, consents and authorizations required to perform all its obligations under this Agreement and other agreements which must be executed to effect the services contemplated herein. .
(i)      Bank is a New York State chartered bank, duly chartered by the New York State Department of Financial Services.

ARTICLE V - COVENANTS OF PROGRAM MANAGER
SECTION 5.1                                Covenants
Program Manager covenants and agrees with Bank as follows:
(a)      Program Manager is performing, and will at all times use commercially reasonable efforts to continue to perform its obligations under this Agreement and to ensure any Program Affiliates will, and are and shall at all times be, in compliance with all Legal Requirements that relate to Program Manager’s business, the Program Manager’s Programs, this Agreement, or the matters and transactions contemplated herein.
(b)      Program Manager will provide on an ongoing basis via sec.gov, at least once each calendar year, updated balance sheets and related statements of income and cash flow, as well as year-end or fiscal year financial statements and tax returns prepared by an outside accountant and presented on a compiled basis, within 120 days of either fiscal or calendar year end, as applicable.
(c)      Program Manager in Program Manager’s proprietary format will provide to Bank a list of all material written consumer complaints received by Program Manager, relating to the Card or its use, no later than monthly.  Such report shall include the name and address of the complaining Cardholder, a brief summary of the Cardholder’s complaint, and when resolved a brief summary of how the complaint was resolved.
(d)      Any litigation or court proceedings filed against Program Manager, relating to the Card or its use, or the outcome of which might materially adversely effect the continuing operations of Program Manager, will be immediately reported to Bank.  Such report shall include a copy of the court papers or proceedings, together with a summary of the Program Manager’s position with respect to the matter, the name and address of Program Manager’s counsel handling the matter, and the likelihood of settlement of such matter.
(e)      Program Manager is in possession of and will maintain a copy of the applicable System Rules, which may be amended by System from time to time.
(f)      Program Manager will obtain or will at all times maintain appropriate licenses required with respect to any Marks, copyrights and patents used by Program Manager effecting any and all aspects of Program Manager’s performance of this Agreement.
(g)      Program Manager will implement the BSA/AML/OFAC policies and procedures approved by Bank to approve Cardholders, to report Transactions to the Bank as required by the Bank, and to monitor Transactions for suspicious activity and to notify Bank of the same.  Bank acknowledges that prior to the date of execution of this Agreement Program Manager has submitted and Bank has approved such policies and procedures.  Program Manager shall provide to Bank a summary report of findings from Program Manager's fraud monitoring, including but not limited to, reports of transactions identified as potentially suspicious or fraudulent, within 3 Business Days of written request and in Program Manager’s proprietary format.
(h)      Program Manager shall implement policies and procedures reasonably approved by Bank with respect to (i) employee training and (ii) customer service levels to be provided to Cardholders and potential Cardholders, including but not limited to the handling or escalation of consumer complaints.

ARTICLE VI - DUTIES OF BANK

SECTION 6.1                                Memberships in System
Bank, as a principal member of the System, shall support the sponsorship and registration of Program Manager as a marketing agent or service provider of Bank with each System, as applicable.

SECTION 6.2                                Assessment, Development and Approval of Programs
Bank shall work closely with Program Manager to develop Programs that meet Bank’s strategic objectives and customer goals.  Any Programs proposed by Program Manager shall be reviewed and assessed by Bank, and shall be approved or declined in Bank’s sole discretion.

SECTION 6.3                                Issuer of Cards and approval of Cardholders
Bank shall be the Issuer of all Cards hereunder.  To do so, Bank shall sponsor a BIN for the Cards and will maintain a Program whereby it issues Cards marketed and promoted by Program Manager pursuant to this Agreement.   In addition, with respect to Card Programs that establish an ongoing relationship with the Cardholder, Bank shall be responsible to ensure that each such Cardholder meets Bank’s Customer Identification Program as required by applicable law, including regular reports and periodic sample audits of the process.

SECTION 6.4                                Settlement
Bank shall provide for Settlement for all Cards issued by Bank.  To facilitate Settlement, Bank has established or will establish one or more Settlement Accounts as provided in Section 3.7(a), with such accounts owned by either Bank or Program Manager as provided in Section 3.7(a).  Bank shall hold all Cardholder Funds in a Deposit Account owned and controlled solely by Bank. No Bank fees or charges to Program Manager will be imposed with respect to all Settlement Accounts and Deposit Accounts opened in connection with this Agreement.

SECTION 6.5                                Program Monitoring
(a)           At all times, Bank shall be responsible for monitoring Program Manager’s performance of services hereunder and the results of the various Programs developed and implemented jointly with Program Manager.  Bank shall review reports and financials from the Programs, and shall meet regularly with Program Manager, on at least a semi-annual basis, to discuss the results of the Programs (including any problems, losses or complaints, and any changes or modifications that may be necessary to ensure the viability of the Programs).
(b)           Program Manger acknowledges it is subject to examination under the Bank Service Company Act and assessment of Program Manager’s ability to perform its contractual obligations pursuant to this Agreement and acknowledges the statutory authority of all relevant regulatory entities to regulate, examine, and take an enforcement action against the Program Manager with respect to the activities performed by Program Manager as an agent or representative of Bank.

SECTION 6.6                                Escheatment.
Program Manager shall be responsible for the handling of any Cardholder Funds that constitute unclaimed, abandoned or similar property under Legal Requirements based upon the Cardholder records maintained by Program Manager. Program Manager shall provide such reports and notices that may be reasonably requested from Bank from time to time.

ARTICLE VII – COMPLIANCE WITH LAW; DISASTER RECOVERY

SECTION 7.1                                Legal Compliance
Each Party will comply with all applicable federal and state statutes, rules, laws and regulations, including all rules, orders and decrees of the New York State Department of Financial Services and the Federal Reserve Bank of New York, as applicable,, and Rules that relate to the Parties’ performance of its duties and obligations pursuant to this Agreement.  Without limiting the foregoing, the Parties acknowledge and agree that (i) the Bank will delegate as provided hereunder its anti-money laundering compliance and OFAC compliance obligations to the extend allowed under applicable law, including, without limitation, the Bank Secrecy Act, to Program Manager, and (ii) Program Manager shall develop, implement and maintain an anti-money laundering and OFAC compliance program compliant with applicable law and approved by the Bank, which addresses such obligations. Program Manager shall ensure that each of its and its agents impacted employees shall receive at least annual compliance training on all applicable regulatory, Systems and Program requirements and procedures, to be acknowledged by each, beginning within 90 days of the effective date of this Agreement.

SECTION 7.2                                Disaster Recovery
Each Party shall have a viable and tested contingency plan (“Disaster Recovery Plan”) in effect and hereby warrants that any third party performing any of its duties hereunder that has access to Cardholder data has represented to such Party that it has a viable and tested contingency plan in effect.  Each Party’s Disaster Recovery Plan shall provide for short–term recovery of data for processing, reasonable security, confidentiality of customer data and reasonable period for full recovery in relation to the volume and importance of the application to such Party’s operations and duties under this Agreement.  Program Manager shall deliver a copy of such Disaster Recovery Plan to Bank upon Bank’s request, which plan shall be subject to review and approval by Bank.  Each Party shall test its Disaster Recovery Plan by conducting at least one test annually, and Program Manager agrees to provide Bank a copy of its written test report within a reasonable time after completion of each test.  Upon Bank’s request, Bank shall have the right in its reasonable discretion to participate by conference call in Program Manager's annual testing of its Disaster Recovery Plan if reasonably deemed necessary or appropriate by Bank.  On an annual basis, Program Manager shall provide Bank an executive summary of Program Manager's Disaster Recovery Plan and a new copy of the Disaster Recovery Plan, in Program Manager’s proprietary format each dated as of the year that it is provided to Bank, and shall provide Bank a new executive summary of its Disaster Recovery Plan and a new copy of the Disaster Recovery Plan promptly after any time during the Term of this Agreement that Program Manager amends such plan. Bank acknowledges it has already been provided with Program Manager’s current disaster recovery plan and has approved it accordingly.

ARTICLE VIII – COMPENSATION AND EXPENSES

SECTION 8.1                                Expenses of Bank
Bank shall be solely responsible for the following expenses:
(a) Membership fees related to Bank’s own membership in any System utilized by a Program.
(b) Bank shall pay its own costs and overhead generated from its review, assessment and development of Programs, and from its supervision and oversight of Program Manager and the Program results.
(c)	Bank shall be obligated to compensate Program Manager for its services as set forth in Section 8.3 hereof.
(d) All fees, fines and penalties assessed by any Regulatory Authority or System due Bank's negligent or willful actions, inactions, or omissions

SECTION 8.2                                Expenses of Program Manager
Program Manager shall be solely responsible for the following:
(a)      Advertising and other expenses associated with the marketing of Cards to potential Cardholders.
(b)      All fees, fines and penalties assessed by any Regulatory Authority or System (other than Bank) due to Program Manager's negligent or willful actions, inactions, or omissions.
(c)      All expenses associated with and losses resulting from over limit processing, Cardholder fraud, value load fraud and under floor limit processing shall be paid on a daily basis from the Reimbursement Account or Operating Account.
(d)      A fee not to exceed $15,000.00 annually and on one occurrence per annum, payable to Bank to reimburse, actual and reasonable out-of-pocket expenses incurred for such inspections and audits conducted as described in Section 4.1(f) above (but specifically excluding the costs of any salary or wages payable to any employee of Bank or third party contracted by Bank).
(e)      Any fees charged by a System in relation to Program Manager’s registration, as applicable, as a marketing agent or service provider of Bank.
(f)      All fees charged by a System for any purpose related to the Programs.
(g)     All expenses of the third party processor associated with establishing and maintaining any accounts with, or receiving services from, any financial institution providing Settlement and all expenses in providing Bank with account balances.
(h)     All reasonable expenses associated with completing a due diligence review for any third party vendor or contractor relationship contemplated in this Agreement
(i)      All costs associated with upgrade by processor not to exceed $25,000, that will provide functionality by which transaction limits can be set to reject items that exceed Bank-approved total spend per Program transactional limits. Program Manager will work with processor to ensure that such capability is installed, tested and functioning by no later than June 30, 2015 unless costs exceed $25,000.

SECTION 8.3                                Compensation Payable to Program Manager
Program Manager shall be entitled to the compensation as defined in Schedule C.

SECTION 8.4                                Right of Set-Off
If at any time Bank determines that Program Manager has breached any of the terms, conditions, obligations, covenants, representations or warranties under this Agreement, and Program Manager is indebted to Bank, Bank may, without prior notice, exercise a right of set-off against the Reserve Accounts and the Program Manager Revenue Account (which accounts Program Manager represents do not include any trust funds or funds owned by third parties) and exercise all other rights and remedies provided in this Agreement or the Uniform Commercial Code or the New York Uniform Commercial Code as applicable.  Program Manager hereby agrees that Bank shall have the right to enforce its rights as provided herein.  Program Manager agrees that any and all costs incurred by Bank in enforcing this Agreement, including reasonable attorneys’ fees, shall constitute additional indebtedness owed by Program Manager to Bank pursuant to this Agreement.  Program Manager agrees to execute such documentation including, but not limited to, security agreements, UCC-1 Financing Statements, assignments and notices of assignment, as may be reasonably requested in writing by Bank to effectuate and perfect its security interests granted pursuant to this Section 8.4.

ARTICLE IX - LIMITATION OF LIABILITY

SECTION 9.1                                No Special Damages
Neither Party shall be liable to the other, whether in contract, tort, equity or otherwise, for any indirect, incidental, consequential, special, punitive or exemplary damages arising from or relating to this Agreement.  Notwithstanding the foregoing, the limitations set forth in this Section shall not apply to or in any way limit a claim that (i) is subject to the third party indemnity obligations under this Agreement, (ii) arises out of a breach of confidentiality or a breach of information security, (iii) with respect to Bank, arises out of gross negligence, willful misconduct or fraud, or (iv) with respect to Program Manager, arises out of gross negligence, willful misconduct or fraud.

SECTION 9.2                                Disclaimers of Warranties
Each Party specifically disclaims all warranties of any kind, express, implied, statutory or otherwise, arising out of or related to this Agreement, including without limitation, any warranty of marketability, fitness for a particular purpose or non-infringement, each of which is hereby excluded by agreement of the Parties.

SECTION 9.3                                Liabilities of Program Manager for System, Regulatory and other Claims
(a) Program Manager shall be liable to Bank for any and all liabilities and every loss, cost, expense, claim, demand, and cause of action (including, without limitation, the cost of investigating the claim, the cost of litigation and reasonable attorneys’ fees, whether or not legal proceedings are instituted and whether paid or incurred, as the case may be) by or on behalf of any Cardholder, Regulatory Authority, System, or other third party as a result of any of Program Manager’s Programs or the Program Manager’s failure to fully comply with the Legal Requirements, excluding in each case any such costs arising from Bank’s failure to fully comply with the Legal Requirements.
(b) Bank shall be liable to Program Manager for any and all liabilities and every loss, cost, expense, claim, demand, and cause of action (including, without limitation, the cost of investigating the claim, the cost of litigation and reasonable attorneys’ fees, whether or not legal proceedings are instituted and whether paid or incurred, as the case may be) by or on behalf of any Cardholder, Regulatory Authority, System, or other third party as a result of Bank’s failure to fully comply with the Legal Requirements, excluding in each case any such costs arising from Program Manager’s failure to fully comply with the Legal Requirements.

ARTICLE X – TERM OF PROGRAMS AND AGREEMENT

SECTION 10.1                                Term
The term of this Agreement shall commence on the Effective Date and continue for four (4) years (the “Initial Term”) unless terminated earlier as provided below.  After the Initial Term, this Agreement shall automatically extend for additional periods of two (2) years each (a “Renewal Term”) unless either Party terminates this Agreement for any reason by providing written notice of non-renewal to the other at least 90 days prior to the commencement of the next Renewal Term. The Initial Term and any Renewal Term(s) are collectively referred to herein as the “Term”.

SECTION 10.2                                Event of Material Failure and Termination of Agreement
(a)      Either Bank or Program Manager shall have the right to terminate this Agreement upon the occurrence of one or more of the following events:
(i)      Failure by the other Party to observe or perform, in any material respect, that Party’s material obligations to the other Party hereunder, so long as the failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of (A) thirty (30) days after the non-performing Party receives written notice from the other Party specifying the failure in the case of a failure not involving the payment of money, or (B) ten (10) days after the non-performing Party receives written notice from the other Party specifying the failure in the case of a failure to pay any amount then due hereunder; provided, however, that either Party, in its sole discretion, may terminate this Agreement without such a cure period if a substantially similar material failure has previously occurred on two (2) occasions within the prior twelve (12) months;
(ii)      In the event any financial statement, representation, warranty, statement or certificate furnished to it by the other Party in connection with or arising out of this Agreement is adverse to the terminating Party and  is untrue, misleading or omits material information, as of the date made or delivered.
(iii)                 A Party (A) voluntarily or involuntary (and such involuntary petition or proceeding is not dismissed within sixty (60) days) commences (or is the subject of, as the case may be) any proceeding or filing of any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (C) makes a general assignment for the benefit of creditors, (D) commences the winding up or liquidation of its business or affairs, or (E) takes corporate action for the purpose of effecting any of the foregoing.
(iv) Upon any change to or enactment of or change in interpretation or enforcement of any law or regulation which would have a material adverse effect upon such Party’s ability to perform its obligations or such Party’s costs/revenues with respect to the Program.
(v) Violation by either Party of any material federal or applicable state law relating to the performance of this Agreement.
(vi) Upon direction from any Regulatory Authority or System to cease or materially limit performance of the rights or obligations under this Agreement or the inability to obtain any required regulatory approvals.
(b) Either Bank or Program Manager shall have the right to terminate this Agreement without penalty upon any material change to or enactment of or material change in interpretation or enforcement of any Legal Requirements, interpretative guidance or policy statements which would have a material adverse effect upon such Party’s ability to perform its obligations or such Party’s costs/revenues with respect to the Program, provided, however, that the Parties, upon written request from the non-terminating Party, will first meet in good faith for a period of thirty (30) days to negotiate changes to this Agreement and/or administration of the Program(s) that would resolve the concerns of the terminating Party.
(c)      In addition to any other remedies available to Bank under this Agreement, Program Manager agrees that should any material failure occur or should the Bank, in its reasonable discretion, or any regulator or System, determine that any card Program may be subject to any event creating undue risk of intellectual property breach, privacy or security breach, fraud, illegal activity or money laundering, Bank may, with notice, (i)  change processing or payment terms; or (ii) suspend entirely the card Programs including any aspect or function of the card Programs, pursuant to the terms of this Agreement until the Bank, regulator and/or System has had a reasonable opportunity to investigate or resolve such event or activity.
(d)      Notwithstanding the foregoing, Bank shall be entitled at any time, upon at least 270 days prior written notice to Program Manager, to terminate Bank’s issuance of any Card or to terminate Bank’s participation in any Program.  Such termination will not effect or impact any other Cards or Programs implemented hereunder.  In the event the Bank exercises its right to terminate any Cards or Programs under this subsection 10.2(c), the Bank will assist the Program Manager to ensure a smooth transition for Program Manager with any affected Cardholders as set forth in Section 10.3 below and, notwithstanding the foregoing, if Program Manager is actively pursuing and is in discussions with another party to take over terminated Programs, such transition assistance will continue for up to one year from the date of said notice or until such transition is completed, whichever is sooner, but no longer than one year.
(e) Notwithstanding the foregoing, if any case or proceeding is commenced against Bank or Program Manager for a violation of applicable laws by Bank which is not cured within 30 days of receipt of written notice of such action and the violation and which is so material so as to significantly impair a party’s ability to perform its obligations hereunder, then Program Manager may terminate this Agreement without being subject to Liquidated Damages pursuant to section 10.3(d) and or 10.3(c).  All other outstanding payment pursuant to this Agreement will be due and payable to Bank.  In the event that changes required by federal law or regulations causes the Program Manger card Program to no longer be financially or operationally viable, as reasonably determined by Program Manager, then Program Manager has the right to terminate this agreement upon 30 days written notice without being subject to Payment for Early Termination Liquidated Damages under section 10.3.

SECTION 10.3                                Termination, Effect of Termination and Transition Assistance
(a)      In the event: (i) any Cards or any Programs are terminated by Bank without cause pursuant to Subsection 10.2(d); (ii) this Agreement is terminated by Program Manager due to a material default by the Bank; or (iii) this Agreement is terminated by Bank pursuant to 10.2(a)(vi), then, upon Program Manager’s request, the Bank will take commercially reasonable steps to permit the relevant BINs to be transferred to another issuing financial institution.  In addition, if this Agreement or any Cards or any Programs are terminated pursuant to Subsection 10.2(c) within four (4) years of the Effective Date, the Bank will be responsible to reimburse Program Manager for the costs and expenses incurred by Program Manager for the transfer of the Program BIN to the new bank..
(b)      In the event that: (i) the Bank elects to terminate any Card or any Program; or (ii) this Agreement is terminated for any reason, the Parties will cooperate to provide a smooth and orderly wind-down of the Program or Programs involved.
(c)      Termination or expiration of this Agreement shall not preclude either Party from pursuing other remedies available to it, including injunctive relief, nor shall such termination or expiration relieve either Party’s obligation to pay all fees or charges that have accrued under this Agreement, including Minimum Monthly Transaction Fees but only to the extent that Transaction Fees are less than the Minimum Monthly Transaction Fees during any period following termination, for the remainder of the then-current term, which shall be due and payable upon the early termination of this Agreement for any reason other than an uncured material breach by Bank or a termination by Bank under Subsection 10.2(d).
(d)      Liquidated Damages. The Parties agree that the pricing under this Agreement was determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the Term of this Agreement. The Parties further agree that it would be difficult or impossible to ascertain Bank’s actual damages for an early termination of this Agreement by Program Manager for its convenience or by Bank due to Program Manager's breach.  Accordingly the Parties agree that, in the event of an early termination of this Agreement by Program Manager for its convenience or by Bank due to Program Manager's material breach, the Bank is entitled to the following due to the termination of the Agreement prior to the end of its then-current term: the aggregate of: (i) all fees earned but not paid prior to the date of termination; (ii) any direct costs incurred as a result of the termination, deconversion and/or changeover; and (iii)  the number of months (and partial months) then remaining in the Term multiplied by the higher of (a) the agreed-upon Minimum Transaction Fees or (b) two (2) times the average total monthly fees over the previous 12 months for all services being provided to Program Manager on the date of notice of termination.   Each Party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the liquidated damages payable under this Section represent a reasonable and genuine pre-estimate of the damages which would be suffered by Bank in the event of early termination of this Agreement and do not constitute a penalty.
(e)           In no event will any Parties make any public statement or customer communication regarding the termination or wind-down of this Agreement, or any Cards or Programs without the express prior written approval of both Bank and Program Manager, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Program Manager agrees that Bank may communicate the termination or expiration of this Agreement with any Party that Program Manager has contracted with to provide any Processing Services, marketing, or other service with regard to the Program. Bank understands and agrees that this Agreement is deemed by the SEC to be a significant agreement and notice of any termination of the Agreement would be required under SEC regulations.

ARTICLE XI – CONFIDENTIALITY

SECTION 11.1                                Confidential Information
The term “Confidential Information” shall mean this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which (a) a Party (“Discloser”) discloses, in writing, orally or visually, to the other Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation and performance of this Agreement, and which (b) relates to (i) the Discloser, (ii) in the case of Program Manager, Bank and its customers and or associates, or (iii) consumers who have made confidential or proprietary information available to Program Manager and/or Bank.  The definition of Confidential Information shall include Customer Information as described below.

SECTION 11.2                                Compliance with the Gramm-Leach-Bliley Act/PCI Standards
The purpose of this Section is to ensure that this Agreement and the activities conducted hereunder conform to the applicable provisions of the Gramm-Leach-Bliley Act (the "Act") and applicable industry security standards.   Program Manager acknowledges and agrees that “Non Public Personal Information” and “Personally Identifiable Financial Information” (as defined in Sections 573.3(n) and (o) respectively of the Office of the Comptroller of the Currency Regulations on Privacy of Consumer Information published at 12 CFR Chapter V) about Bank’s customers and Cardholders shall be considered as confidential and proprietary information of Bank, and shall not be disclosed to or shared with any third party without prior written consent of Bank or the Cardholder.  Program Manager agrees to implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding Non Public Personal Information and Personally Identifiable Financial Information as adopted from time to time by the applicable Regulatory Authority..  Except as provided in, and subject to the limitations stated herein, Program Manager will not compile, use, sell or otherwise distribute any lists of Bank’s customers/Cardholders nor use the names, account numbers or any other Non Public Personal Information and Personally Identifiable Financial Information about customers or Cardholders to compile, use, sell or distribute lists or data for use by Program Manager, its subsidiaries or affiliates, or by any third parties.  Program Manager will instruct its employees, agents and contractors (including the processor) as to the confidentiality of the Non Public Personal Information and Personally Identifiable Financial Information and will not disclose any such Non Public Personal Information or Personally Identifiable Financial Information to any third party or entity.  Program Manager also agrees that any dissemination of the aforementioned confidential Non Public Information or Personally Identifiable Financial Information within its own business entity and to agents and contractors shall be restricted to “a need to know basis” for the purpose of performance hereunder.  Program Manager shall protect any Non Public Personal Information and Personally Identifiable Financial Information from disclosure with no less than the same degree of care afforded by Program Manager to its own Confidential Information.  The foregoing restrictions on disclosure of Non Public Personal Information and Personally Identifiable Financial Information shall apply for so long as is required under applicable statutes and regulations.  All Program Manager obligations and undertakings relating to Non Public Personal Information and Personally Identifiable Financial Information shall survive the termination of this Agreement for whatever reason.  Non Public Personal Information and Personally Identifiable Financial Information may be collectively referred to herein as “Customer Information”.

Program Manager agrees and represents to Bank that it (or its processor) will implement a security program including measures designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information (the "Security Guidelines"), including its obligation  to validate complinance with applicable Systems Cardholder Information Security Program (“CISP”) and Payment Card Industry Data Security Standards (PCI DSS”).  Bank has the right to make reasonable requests to inspect, during normal business hours and upon 30 days advance written notice, Program Manager’ Program, associated audit reports, summaries of test results or equivalent measures taken by Program Manager or the processor to ensure that its security measures meet the objectives of the Security Guidelines in accordance with the Rules and this Agreement.

In carrying out the above-described obligations to secure and protect the respective Confidential Information, Program Manager agrees that it will protect Confidential Information and will require any of its service providers or subcontractors to protect and safeguard the Confidential Information to the same degree required of Program Manager.

Program Manager agrees that in the event there is a breach of security resulting in unauthorized disclosure of the Confidential Information, Program Manager will promptly notify Bank of such breach, the nature of such breach, and the corrective action taken to respond to the breach and, upon 3 Business Days prior written request, will provide access to Bank to investigate such breach.   The Parties agree that the payment of losses and fines (including, without limitation, any fines assessed by any System) incurred as a result of confidentiality or data breach and the cost of identity theft protection services (if required by law) for affected Cardholders are direct damages.

SECTION 11.3                                Disclosure to Employees and Agents.
Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, affiliates, agents, representatives, contractors and subcontractors that Confidential Information will not be disclosed or made available to any person for any reason whatsoever, other than on a “need to know basis” and then only to: (a) its employees and officers; (b) subcontractors and other third-parties specifically permitted under this Agreement, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; (c) independent contractors, agents, and consultants hired or engaged by Recipient, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement.  Prior to any disclosure of Confidential Information as required by law or regulation, the Recipient shall (i) notify the Discloser of any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the Discloser's reasonable, lawful efforts to resist, limit or delay disclosure.  Nothing in this Section shall require any notice or other action by Bank in connection with requests or demands for Confidential Information from bank examiners or for compliance purposes.

SECTION 11.4                                Non-Solicitation of Employees
The Parties agree that they shall neither seek to employ nor employ any employee of the other Party nor otherwise interfere with the contractual relationship of any employee, agent or contractor of the other Party for a period commencing on the Effective Date of this Agreement and ending on the later to occur of:  (i) three (3) years following the Effective Date of this Agreement; or (ii) two (2) years following the date of actual termination (for any reason) of this Agreement.  The foregoing restrictions shall not apply to any person solicited solely by means of a general solicitation.

SECTION 11.5                                Return of Materials
Upon the termination or expiration of this Agreement, or at any time upon the request of a Party, the other Party shall return (or destroy if so directed by the other Party) all Confidential Information, including Customer Information, in the possession of such Party or in the possession of any representative, contractor or third party otherwise required by this Agreement or Applicable Law.  If destroyed, such destruction of Confidential Information shall be designated by a certificate executed by an officer of the Party which was responsible for such destruction in conformity with applicable Systems standards.

SECTION 11.6                                Exceptions
With the exception of the obligations related to Customer Information, the obligations of confidentiality in this Section shall not apply to any information which a Party rightfully has in its possession when disclosed to it by the other Party, information which a Party independently develops, information which is or becomes known to the public other than by breach of this Section or information rightfully received by a Party from a third party without the obligation of confidentiality.

SECTION 11.7                                Media Releases
All media releases, public announcements and public disclosures by either Party, or their representatives, employees or agents, relating to this Agreement or the name or logo of Bank or Program Manager, any Bank or Program Affiliate or supplier, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party, shall be coordinated with and approved by the other Party in writing prior to the release thereof. Bank understands and agrees that this Agreement is deemed by the SEC to be a significant agreement and will be filed and available for public viewing, with the SEC as such.

ARTICLE XII - GENERAL PROVISIONS

SECTION 12.1                                Indemnification
(a)      Program Manager covenants and agrees to indemnify and hold harmless and defend Bank, its parent, subsidiaries or affiliates, and their respective officers, directors, employees and permitted assigns, as such, against any losses, costs or expenses, including but not limited to reasonable attorneys’ fees, arising from any third party legal action, claim, demand or proceedings brought against any of them as a result of: (i) any misrepresentation, breach of representation or warranty or failure to fulfill a covenant of this Agreement on the part of Program Manager; (ii) any act or omission of Program Manager or its  contractors, providers or representatives which violates any Legal Requirement; (iii) any claim or action against the Bank related to any violation of any state or local law, rule regulation, or ordinance; (iv) any claim or action by any state regulatory agency, subdivision, or attorney general relating to any of Program Manager’s Programs; or (v) any claim relating to obligations owed to or by Program Manager or any third party retained by it. Provided, however, that Section 12.1(a) (i)-(v) shall not apply if such claim arises out of (i) an act of fraud, embezzlement or criminal activity by Bank or its contractors, providers or representatives, (ii) negligence, willful misconduct or bad faith by Bank or its contractors, providers or representatives, or (iii) the failure of Bank or its contractors, providers or representatives to comply with, or to perform its obligations under, this Agreement.
(b)      Bank covenants and agrees to indemnify and hold harmless Program Manager and its parent, subsidiaries or affiliates, and their respective officers, directors, employees, and permitted assigns, as such, against any losses, costs or expenses including, but not limited to, reasonable attorneys’ fees, arising from any third party legal action, claim, demand, or proceedings brought against any of them as a result of:  (i) any misrepresentation, breach of representation or warranty or failure to fulfill a covenant of this Agreement on the part of Bank; (ii) any act or omission of Bank or its contractors, providers or representatives which violates any  federal statutes, rules, laws or regulations, any rules, orders or decrees of any applicable Regulatory Authority, or Rules; or (iii) any claim relating to obligations owed to or by Bank or any third party retained by it (except to the extent that Program Manager has agreed to fulfill such obligation under this Agreement).  Provided, however, that Section 12.1(b)(i)-(iii) shall not apply if such claim arises out of (i) an act of fraud, embezzlement or criminal activity by Program Manager or its contractors, providers or representatives, (ii) negligence, willful misconduct or bad faith by Program Manager or its contractors, providers or representatives, or (iii) the failure of Program Manager or its contractors, providers or representatives to comply with, or to perform its obligations under, this Agreement.
(c)      If any claim or demand is asserted against any Party or Parties (individually or collectively, the “Indemnified Party”) by any person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such claim or demand shall promptly be given to any Party or Parties (individually or collectively, the “Indemnifying Party”) from whom indemnification may be sought.  The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, including, at the Indemnifying Party’s expense, employment of counsel subject to the approval of Indemnified Party, which approval shall not be unreasonably withheld.  Indemnifying Party shall not compromise or settle the matter without the consent of Indemnified Party, which consent shall not be unreasonably withheld.  If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense of the matter the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. Any direct damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

SECTION 12.2                                Disclosure
(a)      Each Party shall promptly notify the other of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely effect either Party's ability to perform this Agreement.
(b)      Each Party represents and warrants to the other that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director, or employee which has not been previously disclosed in writing and which would materially and adversely effect its financial condition, or its ability to perform this Agreement.

SECTION 12.3                                Use of Marks
(a)      Bank hereby grants to Program Manager during the Term, a non-exclusive, royalty-free, non-assignable license, in the United States, to use Bank’s Marks (and the copyrights that exist in such Marks, if any) as the Bank authorizes in connection with the Program in accordance with the Graphic Specifications, including on the Cards, on Cardholder Agreements, and in other communications to Cardholders and prospective Cardholders. Bank’s Marks shall be used only in the forms and format expressly approved by Bank, which approval shall not be unreasonably withheld, condition or delayed. Except as provided herein, it is expressly agreed that neither Program Manager nor any Cardholder is acquiring any right, title or interest (other than the foregoing license rights) in Bank’s Marks, which shall remain the property and/or rights of Bank. Program Manager agrees that it shall not challenge the title or any rights of Bank in and to Bank’s Marks.
(b)           Program Manager hereby grants to Bank during the Term, and any wind-down or Transition Period, a non-exclusive, non-assignable license, in the United States, to use Program Manager’s Marks (and the copyrights that exist in such Marks, if any) as Program Manager authorizes in connection with the Program, including on the Cards, on Cardholder Agreements, and in other communications to Cardholders and prospective Cardholders. Program Manager’s Marks shall be used only in the forms and format expressly approved by Program Manager, which approval shall not be unreasonably withheld, conditioned or delayed. Except as provided herein, it is expressly agreed that neither Bank nor any Cardholder is acquiring any right, title or interest (other than the foregoing license rights) in Program Manager’s Marks, which shall remain the property and/or rights of Program Manager. Bank agrees that it shall not challenge the title or any rights of Program Manager in and to Program Manager’s Marks.

SECTION 12.4                                Insurance
Program Manager shall procure, pay for and maintain the minimum insurance coverage set forth below for the entire term of the Agreement.  All insurance coverage is subject to the approval of the Bank and shall be issued by a fiscally sound insurance carrier which maintains an A.M. Best rating of A- VII or better.  The General Liability policy shall name Bank as additional insured on the General Liability policy:

(i)      Workers’ Compensation insurance providing coverage pursuant to statutory requirements.
(ii) Commercial General Liability insurance with Completed Product and Operations covering bodily injury, property damage, and including contractual liability coverage with a combined limit of $1,000,000 per occurrence and $2,000,000 general aggregate.  The Commercial General Liability insurance policy shall name Bank as additional insured but solely as it relates to insurable losses and expenses that result from Program Manager’s activities in the servicing of the Program.  Such policy shall contain a waiver of subrogation in favor of Bank.
(iii) Commercial Umbrella Liability insurance with per occurrence and aggregate limits of $3,000,000 with the liability insurance required under clauses (i) and (ii) above scheduled as underlying.
(iv) Commercial Crime insurance covering Employee Theft and Computer Fraud with limits of $100,000 per loss for loss or damage arising out of fraudulent or dishonest acts committed by the employees of Program Manager, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody, or control .
(v) Technology Errors and Omissions Liability insurance in the amount of $1,000,000 per claim and aggregate.
Program Manager must furnish Bank with certificates of insurance as evidence of the above insurance requirements prior to commencement of operations under the Agreement.  Such certificates shall verify that Bank is named as additional insured and the waiver of subrogation in favor of Bank under the Commercial General Liability policy as required herein, and that in the event of a cancellation or material change in coverage, Bank would be given thirty (30) days prior written notice.  In the event Program Manager receives notice of cancellation for any of the required policies, Program Manager shall use commercially reasonable efforts to provide at least thirty (30) days prior notice of such event to Bank, unless the required coverage is immediately replaced by similar coverage in scope and limits.  Failure of Program Manager to provide or of Bank to request a certificate of insurance shall not waive Program Manager’s obligation under this Agreement to maintain the insurance required herein.  In the event Program Manager fails to maintain the insurance set forth herein Bank shall have the right to terminate this Agreement immediately upon written notice.

SECTION 12.5                                Third Party Services
Program Manager shall obtain Bank’s prior written approval, which Bank may grant or deny in its sole discretion, before retaining any third party to perform any services to be provided by Program Manager pursuant to this Agreement, and will assist Bank in obtaining such due diligence materials from, or agreements with, any proposed third party service provider that Bank may deem reasonably necessary or that may otherwise be required by Applicable Law and as set forth on and pursuant to the requirements of Schedule B, as updated from time to time.  Bank’s approval of any proposed third party service provider shall not in any way relieve Program Manager of its duties and obligations under this Agreement, nor shall such approval constitute a representation or warranty by the Bank that the services to be performed or products to be furnished by such Program Affiliate will be performed as agreed or represented.

SECTION 12.6                                Relationship of Parties
Bank and Program Manager agree they are independent contractors to each other in performing their respective obligations hereunder.  Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Program Manager to be treated as partners, joint ventures, or otherwise as joint associates for profit.

SECTION 12.7                                Regulatory Examinations and Financial Information
Program Manager agrees to submit to any examination which may be required by any Regulatory Authority or System with audit and examination authority over Bank, to the fullest extent of such Regulatory Authority or System.  Program Manager shall also provide to Bank any information, which may be required by any Regulatory Authority or System in connection with their audit or review of Bank or the Program and shall reasonably cooperate with such Regulatory Authority or System in connection with any audit or review of Bank. Program Manager shall furnish Bank, at Program Manager expense, with compiled financial statements prepared by a certified public accountant via the website sec.gov.  Program Manager shall also provide such other information as Bank, Regulatory Authorities, or the System may from time to time reasonably request with respect to the financial condition of Program Manager and such other information as Bank may from time to time reasonably request with respect to third parties contracted with Program Manager.

SECTION 12.8                                Governing Law
The Parties acknowledge that Bank, as a New York State charted bank, is regulated by the New York State Department of Financial Services and the Federal Reserve Bank of New York. This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of New York.  Each Party hereby submits to the jurisdiction of the courts of such state, and (subject to the Bank’s reservation of preemption rights above) waives any objection to venue with respect to actions brought in such courts and further waives the right to trial by jury.

SECTION 12.9                                Severability
In the event that any part of this Agreement is deemed by a court, Regulatory Authority, System, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 12.10                                Survival
The Parties agree that the following sections will survive termination:  Article IX (Limitation of Liability); Article XI (Confidentiality); Section 12.1 (Indemnification); Article XII (General Provisions).

SECTION 12.11                                Successors and Third Parties
Except as limited by Section 12.12, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the Parties and their successors and permitted assigns.

SECTION 12.12                                Assignments
The rights and obligations of Program Manager under this Agreement are personal and may not be assigned either voluntarily or by operation of law, without prior written mutual consent of the Bank and Program Manager, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 12.13                                Notices                                                                                                                                                                                  All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address by registered mail, return receipt requested, or at such other address of which the notifying Party hereafter receives notice in conformity with this section.  All such notices, requests, and approvals shall be deemed given upon actual receipt thereof.  All such notices, requests and approvals shall be addressed to the attention of:
Bank to:                                                Metropolitan Commercial Bank
                                                              99 Park Ave., New York, NY 10016
                                                              Attention:  M. DeFazio, CEO
                                                              Facsimile Number:  212-659-0610
With Copy to:                                     M. Guarino, G.C.

Program Manager to:                           FiCentive, Inc.
12500 San Pedro, Suite 120
San Antonio, Texas 78216
Attn: Corporate Counsel

With a copy to:
Eric A. Pullen
Pulman, Cappuccio, Pullen & Benson
2161 N.W. Military Highway, Suite 400
San Antonio, Texas 78213

SECTION 12.14                                Waivers
Neither Party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or representative of the Party to be charged.  Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of the other Party to be performed or complied with.  The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 12.15                                Entire Agreement; Amendments
This Agreement constitutes the entire Agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

SECTION 12.16                                Counterparts
This Agreement may be executed and delivered by the Parties in counterpart, including by way of electronic signature and transmission, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

SECTION 12.17                                Disputes
(a)      Duty to Notify.  In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute.  In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a Party to notify the other Party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the Party attempting to raise such Dispute.
(b)      Cooperation to Resolve Disputes.  The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.
(c)      Arbitration.  Any Dispute which cannot otherwise be resolved as provided in paragraph (b) above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof.  The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the Parties, or in the absence of such agreement within 30 days from the first referral of the Dispute to the American Arbitration Association, designated by the American Arbitration Association.  The place of arbitration shall be New York City, New York, unless the Parties shall have agreed to another location within 15 days from the first referral of the Dispute to the American Arbitration Association.  The arbitral award shall be final and binding.  The Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived.  Each Party retains the right to seek judicial assistance: (i) to compel arbitration, (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award.  In no event shall either Party be entitled to punitive, exemplary or similar damages.
(d)      Confidentiality of Proceedings.  The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law.  To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

SECTION 12.18                                Headings
The table of contents, various captions and section headings in this Agreement are included for convenience only and shall not effect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

SECTION 12.19                                Drafting Presumption
Program Manager and Bank agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one Party or the other drafted this Agreement.

Section 12.20 Parent Guaranty
As of the Effective Date of this Agreement, Program Manager shall ensure that Payment Data Systems, Inc. signs the Parent Guaranty in the form attached as Schedule G to this Agreement, as required by the Bank.

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officers or representatives and shall be effective as of the date first above written.

PROGRAM MANAGER	METRO COMMERCIAL BANK

/s/ Louis A. Hoch:	/s/ Nick Rosenberg
Name: Louis A. Hoch	Name: Nick Rosenberg
Title: CEO	Title: Executive Vice President and CTO

By: /s/ Michael A. Guarino
Name: Michael A. Guarino

Schedule A

PREPAID CARD ISSUER AND PROGRAM MANAGEMENT AGREEMENT PROGRAM(s)

This card program will be a general purpose card issued to cardholders directly.  The funds on the cards will be owned by the consumer.  The card marketers and co-branders will be primarily entities engaged in the alternative lending, title loan, and pay day lending markets.  The cardholder will be able to receive real-time funding of their loans and initiate repayments via the card although the card will not be the only funding or repayment option available to the customer and there will not be any lending feature within the card program itself.  The card holder will be able to load the card from other sources as well including direct deposit, Green Dot,  Ingo Money, Western Union and any other network that is supported by MasterCard re-power.

Product	Market	PM Int.	Bank Int.
☐	Payroll SVC Card
☐	Incentive SVC Card
☐	FSA/HASSVC Card
☐	General Purpose Card
☐	Gift SVC Card
☐	Travel SVC Card
☐	Teen SVC Card
☐	Other

Systems for Program Manager Program(s)		PM Int.	Bank Int.
☐	MasterCard
☐	Visa
☐	Discover
☐	Star
☐	Other

BIN(s) assigned:                                                                ___________                                ____________                                ___________

ICA(s) assigned:                                                                ___________                                ____________                                ___________

Metropolitan Commercial Bank
Date: 12/19/2014
Signature: /s/ Michael A. Guarino

[NAME AND TITLE]: Michael A. Guarino, SVP

12/19/2014                                (FiCentive, Inc.)
Date
By: /s/  Louis A. Hoch

Name and Title: Louis A. Hoch, CEO

Schedule B

UNDERWRITING GUIDELINES
FOR CARDHOLDERS AND PROGRAM AFFILIATES

A. Underwriting Guidelines for Cardholders

1. Cardholder information should be collected and verified for all prepaid card Programs that permit reloading of funds onto the cards:
a.	The following Program types require collection and verification of Cardholder information in compliance with USA Patriot Act:
i.	Payroll Cards;
ii.	Government Funds Disbursement;
iii.	General Purpose Reloadable;
iv.	Campus/Student/Family Cards;
v.	Cross-border Money Transfer;
vi.	FSA/HSA Health Cards;
vii.	Travel Cards.
b.	The following Program types do not require collection and verification of Cardholder information, although certain functionalities of the Programs may require that such information be on file:
i.	Gift Cards (Non-Reloadable)
ii.	General Purpose (Non-Reloadable)
iii.	Corporate Incentive/Rewards (Non-Reloadable)
2. The following Cardholder information must be collected and verified (e.g., non-expired, government-issued photo identification) for all prepaid card Programs that require it:
a.	Cardholder Name
b.	Cardholder physical address
c.	Cardholder date of birth
d.	Cardholder Social Security Number (SSN)
e.	In the absence of (for non-resident aliens in the US) or in addition to an SSN, alternative forms of non-expired identification may be permitted with the permission of the Bank:
i.	Passport number and country of issuance;
ii.	Alien identification card number; or
iii.	Number and country of issuance of any other government-issued photo ID.
3.
Cardholder information should be verified through a recognized identification verification source, such as Lexis Nexis, Experian, Equifax, etc. OFAC verification must also be performed at account opening and thereafter at a minimum bi-weekly of onboarding and additional verification required after every update to the OFAC list by Treasury; at a minimum to be run bi-weekly.

a.	Cardholders may have the option of providing additional identifying information in the event that a match cannot be made through any of the above sources.
b.	Collection and verification of Cardholder information may be done by the Program Manager, Processor or another third party with the approval of Bank and subject to audit by Bank.
4.
For Cards that do not require Cardholder identification under Section 1(b) above (e.g., non-reloadable Gift Cards or non-reloadable General Purpose Cards), the Bank may still require additional information based upon the Program and Legal Requirements, including, without limitation, the following procedures:

a.	Collection of information (name, address, phone) from purchaser of Gift Card; information will require verification and OFAC check.
b.	Limitations on amount that could be loaded to the card.
c.	Limitations on the number of cards that can be purchased by one person in a single transaction or series of transactions.

B. Underwriting Guidelines for Program Affiliates

The following guidelines are established to define due diligence requirements for Program Manager’s Program Affiliates (i.e., employers, co-branders, retailers, sales and marketing agents, third party service providers, etc.) who purchase, participate in or provide services for the Prepaid Stored Value Program defined in Schedule A and elsewhere in this Agreement. Circumstances may arise which would permit variances to these procedures, based on System requirements, changes in laws or regulations, as may be required by any regulator (provided that documentation of such requirement from any regulator is provided to Program Manager, or as may be otherwise mutually agreed); however variances will be in writing, authorized by a Bank officer, and approved by the Bank’s compliance department prior to implementing a change.  Bank reserves the right to review verified documentation prior to review and acceptance of any Program related to the Program Affiliate.  Background checks including, without limitation, Lexis Nexis, D&B, entity status searches, etc. will be performed by the Bank at Program Manager’s expense unless alternative process is independently reviewed and approved by the Risk Committee.

1.
Table 1: Description of Program Affiliates and Required Due Diligence Levels defines the role(s) that each potential affiliate plays in the Prepaid Stored Value Card Program and the corresponding level of information/due diligence required to be held on file and provided to the Bank. Upon request.

Table 1: Description of Program Partners and Required Due Diligence Levels
Affiliate Type	Examples	Defined	Due Diligence to be shared with Bank
Indirect Marketers, Sales	• Direct mailers • Print ads • Email lists • Call center transfers • Affiliate Systems
• Marketer runs ad campaign using Program Manager’s creative materials
• Transfer of Customer to Program Manager
• Program Manager provides scripts, etc.
• Program Manager controls/monitors ads, etc.
• Marketer does not touch Cardholder data at any time.
• Level A • Creative, Marketing Materials
Employer	• Small to mid-sized businesses • Payroll companies • Temporary staffing agencies
• Contracts to deploy cards to employees
• Allows Program Manager to market cards directly to employees
• Provides Program Manager’s card product to employers who use payroll services
• Does not touch Cardholder data other than employee information (i.e., does not handle PAN data)
• Level B • Marketing and employee enrollment forms • Systems, Rules and Regulations
Co-Branders	• Large employers • Corporate incentive partners • Cards sold in co-brander’s stores • Product tie-ins	• Client seeking brand identity with card product • May or may not participate in distribution of product • Does not touch Cardholder data (exception: retail sales through POS)	• Level B or C (latter if handles card product or cardholder data) • Marketing, creative, employee forms • PCI, if applicable
Direct Marketers, Sales	• Card distributors (Blackhawk, InComm) • Contract sales agents • Retail distributors • Web portals hosting Program Manager application/API interface	• Distributes cards to/from retail stores • Directly sells Program Manager’s product • Solicits cardholders and collects Cardholder information • May or may not touch Cardholder data, including PAN	• Level C • Marketing, creative materials • PCI, if applicable • Copy of state MSB license and FinCEN MSB registration per location, if applicable
Load Systems	• GreenDot • Western Union • PayXone • PaySpot	• Facilitates loading of cards at public/retail locations • Stores, transmits or processes Cardholder data	• Level C • Funds flow documents • Guaranty of funds or copy of contract • PCI • State MSB licenses and FinCEN registration, if applicable
Service Providers	• Call centers • Systems Hosts • Mobile payments	• Stores, transmits or processes Cardholder data • Interacts directly with Cardholders
• Level C
• PCI
• Other documentation as appropriate
• Prior Bank approval required for third party call centers and mobile payment companies.  Bank will require due diligence documents obtained for third party call centers and mobile payments

Check Cashing Pay-day Lending	• Ace Check Cashing	• Individual locations or Program Manager locations	• Level C • Copy of State MSB license and FinCEN MSB registration per location, if applicable •
Processors	• Metavante • i2c • TSYS	• Processes Cardholder data for Transaction Settlement and authorization.	• Level C • PCI • Prior Bank approval • Copy of State MSB license and FinCEN MSB registration per location, if applicable

2.
Table 2: General Due Diligence Requirements define the necessary requirements included with every application for a client/employer, agent or third party service provider prior to acceptance by Bank. The level of information/due diligence that must be completed is dependent upon the role that the client/employer, agent or third party plays in the management, marketing/sales, distribution, loading, Customer service or processing of the Program (see above Table 1 for the various indicated roles). Due diligence levels are defined in Table 2 below:

Table 2: General Due Diligence Requirements for Program Affiliates
Level A
1. Application listing:
a. Legal name, address and state of incorporation/licensing of business
b. Federal tax ID
c. Name, SSN, DOB and contact information of principal owners (10%+)
d. Signature(s) of principals attesting to accuracy of information
e. List of any current or pending law suits in which business is named
2. Proof of business (copy of business license, document of corporate registration with state, etc.)
3. Any other information required by Systems, card associations or regulators.

Level B
Due diligence collected at Level A, plus:
1. Program Manager financial information (most current audited financials or Federal tax returns)
2. Dunn & Bradstreet report on Program Manager or business credit report on Program Manager
3. Public filings, if applicable

Level C
Due diligence collected at Levels A and B, plus:
1. Principals’ financial information (most current Federal tax returns)
2. Signed permission to conduct background investigations for all principals
3. Civil and criminal background check on principals
4. Credit check on principals

3.
Restricted Affiliates: Program Affiliates that fall into any of the following categories or business type are considered an exception and must be approved by the Bank designate.  Affiliate request must be submitted to Bank for any additional Bank requirements prior to using services.

i.	“How to” type businesses
ii.	Adoption agencies
iii.	Body Building Products (HGH, Beta Alanine etc.)
iv.	Buying Club/ Shopping Services
v.	Collection agency
vi.	Online Cosmetics
vii.	Counseling services
viii.	Credit restoration, protection, reporting, or identity theft programs
ix.	Dating services
x.	Grants – “Free Money” Assistance
xi.	Finance companies
xii.	Furniture Stores (Including Mattress Stores)
xiii.	Internet Insurance Sales
xiv.	Investor services/clubs
xv.	Management Consulting
xvi.	Massage parlors (Does not include Licensed Massage Therapists)
xvii.	Medical billing
xviii.	Memberships/Subscriptions/Negative Billing Merchants – Inbound Telemarketing Services
xix.	Mortgage brokers
xx.	Multi-level marketers
xxi.
Marketers and Distributors of Nutriceuticals and Other Direct Response Products (Acai, Colon Cleanse, Res-V/Anti-Aging, Related Diet Products, Phenylmine, Glucosulin, Teeth Whitening, Male Enhancement, Sexual Enhancement, Green Tea etc.)

xxii.	Outbound phone solicitation/telemarketing
xxiii.	Pornographic solicitation or material including telephone, pictures, books, movies, t-shirts, internet adult sites, etc.
xxiv.	Protection services
xxv.	Real Estate Agents/Brokers
xxvi.	Search Engine Optimization
xxvii.	Seminar brokers
xxviii.	Teeth Whitening/Laser Hair Removal Locations
xxix.	Telecom
xxx.	Telephone sales, solicitation, talk lines, pre-paid phone cards
xxxi.
Third-party processors, fulfillment houses and check-clearing services for third parties (but excluding properly licensed check cashing or money service businesses where the end user is known and has been properly identified in accordance with Section A of this Schedule B)

xxxii.	Time shares
xxxiii.	Travel agents
xxxiv.	Vitamin sales

4.	Restricted Affiliates: Program Affiliates engaged in the following businesses require approval through the Bank executive committee.
a.	Airlines
b.	Cruise Lines
c.	Airline Carriers
d.	Pharmacies (Online Only)
e.	Cigar Stores and Stands (Online Only – Includes E-Cigarettes)
f.	Betting, Lottery, Off Track Betting, and Gambling
g.	Escort Services
h.	Medicinal Marijuana Dispensaries
i.	Online Alcohol Sales
j.	Penny Auctions
k.	Drug or sex paraphernalia related
l.	Massage parlors
m.	Pornographic solicitation or material including telephone, pictures, books, movies, t-shirts, internet adult sites, etc.

5.	Approved Processors: Approved processors for the Programs are the following:
a.	Galileo Processing
b.	Visa DPS; and
c.	FSV
d.	FiCentive utilizing Fiserv, Inc as a gateway.

6.
Other Third Party Program Affiliates: he following third parties for Program Manager are being submited to Bank for approval to utilize to perform services, subject to the Bank’s due diligence pursuant to these Guidelines:

1) Fiserv, 2) ArrowEye, 3) Ingo Money, 4) Green Dot, 5) Perfect Plastic, 6) Lexis Nexis, 7) TransUnion, 8) Western Union via MasterCard RePower, 9) Amazon Cloud Services, 10) SATC Co-location.

7.        “Systems” – Payment networks to which Bank will be a member for the purposes of this Agreement include: Visa, Mastercard, Cirrus,
   [Maestro, Exchange and Accel – TBD, subject to Bank’s approval and satisfactory due diligence pursuant to these Gudelines.

Schedule C

Program Term Sheet

The attached Term Sheet between Metropolitan Commercial Bank and the Program Manager identified in the PREPAID CARD ISSUER & PROGRAM MANAGEMENT AGREEMENT, dated December 19, 2014 (the “Agreement”) is hereby incorporated by reference in the Agreement and is subject to its terms and conditions.

SEE ATTACHED TERM SHEET DATED  MARCH 5, 2014

Schedule D

PENDING MATERIAL LITIGATION

Listed below are all pending or threatened, any litigation or proceeding, judicial, tax or administrative against Program Manager, the outcome of which might materially adversely effect the continuing operations of Program Manager or their ability to perform under the Agreement   (if none, please indicate so):

NONE

Schedule E

List of Program-Related Reports

[TO BE PROVIDED BY PROGRAM MANAGER PRIOR TO LAUNCH]

Schedule F

Funds flow diagram

SCHEDULE G TO PREPAID CARD ISSUER & PROGRAM MANAGER AGREEMENT

FICENTIVE
INNOVATIONS IN PREPAID CARD SOLUTIONS

05/17/2014 MetroBank

FiCentive Load Values
FiCentive Operating/Funding Account # FiCentive Owned
FiCentive Managed
Load $'s (FiCentive Corporate and Marketers) FiCentive Moves $'s and Credits Cardholder Accounts
FiCentive Reserve Account Bank Owned #######
FiCentive Card Proceeds Bank Owned #######
Direct Deposit Loads Via Bank/Payment Data (Bank moves $'s - FiCentive Credits cardholder Accounts)
Interchange & Network Fees, Out of Balance Network Corrections, Fiserv Network Pass Throughs, Network Switch, ISA, CCA (Fiserv Moves $'s)
Negative Balance Management and General Reserves
Transaction Settlement (Bank Moves $'s FiCentive Credits cardholder Accounts)
Card Holder Fees (FiCentive Debits Cardholder Accounts, Bank Moves $'s)
FiCentive MC Settlement Account Bank Owned Act# ######
FiCentive Fee Income Account Bank Owned #######
Network Settlement POS Sig, POS Pin, ATM MasterCard re-Power Loads
FiCentive Revenue Less Bank Fees EOM
FiCentive Revenue/Comissions FiCentive Owned Act# ####
FiCentive Managed

GUARANTY

As a primary inducement to Metropolitan Commercial Bank, whose address is 99 Park Ave., New York, NY 10016 (“Issuer” and/or “Bank”) to enter into the Prepaid Card Issuer & Program Management Agreement (the “Agreement”) effective as of the date signed below with FiCentive, Inc., whose address is  12500 San Pedro, Suite 120, San Antonio, Texas 78216 (“Program Manager”) for prepaid card programs with Bank as Issuer (the “Programs”), and any addendum or attachment to such Agreement, the undersigned as owner/parent company of Program Manager (“Guarantor”), by signing this Guaranty (“Guaranty”), any addendum or attachment thereto signed by them or their agents, unconditionally and irrevocably guarantees Program Manager’s liability for any claims, actions, costs and/or expenses, including but not limited to attorneys’ fees, arising from only fraudulent conduct or fraudulent transactions in connection with the Programs (together, the Obligations”).  If Program Manager shall at any time default in the payment, performance or observance of any of the Obligations, Guarantor will pay, keep, perform and observe same, as the case may be as long as the Guarantor is the owner or parent company of the Program Manager.

The terms of the Agreement, the Program(s), Program structure, and/or related documents may be altered, modified, changed, extended or renewed by agreement between Bank and Program Manager, or by a course of conduct, and the Agreement may be assigned by Bank or any assignee of Bank, or by Program Manager or any successor thereto, without consent or notice to or authorizations of Guarantor and this Guaranty shall thereupon and thereafter guarantee the performance of Program Manager or any such successors thereto of the Obligations under the Agreement as so changed, altered, modified, assigned, extended or renewed.  Without authorization from or notice to Guarantor, Bank and Program Manager may alter, compromise or change the time or manner of payment or performance of any or all of the Obligations, may release or add any one or more guarantors, sureties or endorsers in respect of any of the Obligations, and may take and hold collateral to secure payment, performance, discharge and satisfaction of any or all of the Obligations, may foreclose upon or otherwise realize all or any part of any such collateral in any order, and may release all of or any part of any such collateral, if any, all without impairing, affecting or otherwise exonerating any of the covenants, agreements, duties or obligations of Guarantor hereunder.  This Guaranty shall continue in effect even after termination or expiration of the Agreement.

Guarantor agrees that Guarantor may be joined in any action against Program Manager in connection with the Obligations under the Agreement and recovery may be had against Guarantor in any such action.  Bank may enforce the obligations of Guarantor hereunder without previous notice to or demand upon either Program Manager or Guarantor and without first taking any action whatsoever against Program Manager or its successors and assigns, or pursuing any other remedy or applying any security it may hold.

Guarantor hereby expressly waives, relinquishes and releases any right, defense, protection, claim of exoneration or other claim, and any right to assert any right, defense, protection, claim of exoneration or other claim, in any action brought on this Guaranty or otherwise, whether the laws of New York or any other jurisdiction may apply.

Without limiting the generality of the foregoing, Guarantor hereby expressly waives (a) notice of the acceptance of this Guaranty by any person, (b) notice of the Obligations now existing or that my hereafter exist, (c) notice of demand for payment or performance, or notice of default or nonpayment or nonperformance, under the Agreement or otherwise in respect of any of the Obligations, and (d) all other notices to which Guarantor might otherwise be entitled in connection with this Guaranty, the Agreement or otherwise in respect of the Obligations, provided any such notice is given to the Program Manager, if required by the terms of the Agreement.

Guarantor hereby expressly waives (a) any right to require Bank, as a condition precedent to the enforcement of the Guaranty or otherwise, to exhaust any security for the payment, performance, satisfaction or discharge of the Obligations under the Agreement in any manner, or to pursue any other rights or remedies that Bank currently or hereafter may have against Guarantor, or any other Guarantors, or any other payors, endorsers or sureties of the Agreement or the Obligations, whether such rights exist in law, in equity, by contract, by statute or otherwise, it being agreed by Guarantor that this Guaranty is and constitutes an absolute, unconditional and irrevocable guarantee by Guarantor of payment and performance, and the failure of Bank to exercise any rights or remedies they have or may have against Guarantor shall in no way abrogate, impair, nullify, terminate or otherwise affect the Obligations of Guarantor under this Guaranty, and that the liability of Guarantor hereunder is and shall be direct, absolute, unconditional and irrevocable, or (b) any defense arising by reason of the termination or other cessation of any of the Obligations for any cause whatsoever other than full, effective and irrevocable payment, performance, satisfaction or discharge of any liability or obligation comprising any of the Obligations.

Guarantor hereby covenants and agrees to, and shall, indemnify, defend and hold harmless Bank, its officers, directors, partners, employees and agents, from and against any and all losses, liabilities, damages, claims, demands, obligations, actions, settlements, costs and expenses (including, without limitation, court costs and attorneys’ fees) that Bank and/or its officers, directors, partners, employees and agents, may suffer, sustain, incur, pay, expend or lay out by virtue, as a result of or in respect of, in connection with or based upon or arising out of, directly or indirectly, each and every breach by Guarantor of any of the Obligations of Program Manager and/or Guarantor under the Agreement or under this Guaranty.

In the event that any action, suit, or other proceeding is brought by Bank, its officers, directors, partners, employees or agents, to enforce the Obligations of Guarantor under this Guaranty, the prevailing party shall be entitled to recover all of such party’s costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

Guarantor may not assign any of Guarantor’s rights, or delegate any of Guarantor’s duties or obligations, hereunder without the prior written consent of Bank, and any such assignment or delegation without such prior written consent of the Bank shall be void ab initio and of no legal force or effect whatsoever.

This Guaranty shall terminate, if at all, only upon the full, effective and irrevocable payment, performance, discharge and satisfaction of each and all of the Obligations and the full, effective and irrevocable performance by Guarantor of each and all of its covenants, agreements, duties and obligations under this Guaranty.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank or any other entity upon the insolvency, bankruptcy or reorganization of the Program Manager or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

Guarantor further agrees to treat all provisions of this Guaranty, as well as all provisions of and all non-public information received in connection with the Agreement, as confidential and subject to the confidentiality requirements therein, which obligations shall survive termination of this Guaranty and the Agreement.

 Notwithstanding the place where the Agreement and Guaranty may be executed by any of the parties, hereto, each Guarantor expressly, irrevocably and unconditionally agrees that all terms and provisions hereof shall be construed in accordance with and governed by the laws of the state of New York, without giving effect to any applicable principles of conflicts of laws that would cause the laws of another state to otherwise govern the Agreement or the Guaranty.  The parties hereby irrevocably and unconditionally consent to submit to the sole and exclusive jurisdiction of the New York courts in New York, New York, or if such courts lack jurisdiction by virtue of federal law, the federal courts in the Southern District of New York (collectively, the “New York Courts”), for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating thereto except in such courts), waive any objection to venue of any such litigation in the New York Courts and agree not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. The undersigned parties hereby further waive the right to a trial by jury.

Guarantor(s):

Payment Data Systems, Inc (Printed Full Legal Name of Guarantor) By: /s/ Louis A. Hoch Print Name/Title: Louis A. Hoch President and COO Date: 12/19/2014